FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-01

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]
Sent: Wednesday, September 11, 2013 10:48 AM
Subject: CGCMT 2013-GC15 -- New Issue Announcement (Public)

CGCMT 2013-GC15 -- New Issue Announcement (Public)

$985.540mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.
Co-Managers: Drexel Hamilton, LLC and RBS Securities Inc.

Class	Moody's/Fitch/DBRS	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	57.358	2.55	30.000%	45.9%	15.5%
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	236.853	4.90	30.000%	45.9%	15.5%
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	150.000	9.81	30.000%	**Not Available**
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	264.191	9.89	30.000%	45.9%	15.5%
A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	72.224	7.42	30.000%	45.9%	15.5%
A-S	Aaa(sf)/AAA(sf)/AAA(sf)	94.790	9.94	21.500%	51.5%	13.8%
B	Aa2(sf)/AA-(sf)/AA(high)(sf)	54.365	9.94	16.625%	54.7%	13.0%
C	A3(sf)/A-(sf)/ A(sf)	55.759	9.94	11.625%	58.0%	12.3%
X-A	Aaa(sf)/AAA(sf)/AAA(sf)	875.416	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,115.180mm
Number of Mortgage Loans:	97
Number of Mortgaged Properties:	129
Average Cut-off Date Mortgage Loan Balance:	$11.497mm
Weighted Average Mortgage Interest Rate:	5.1643%
Weighted Average Remaining Term to Maturity (months):	106
Weighted Average Remaining Amortization Term (months):	342
Weighted Average Cut-off Date LTV Ratio:	65.6%
Weighted Average Maturity Date/ARD LTV Ratio:	56.3%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.61x
Weighted Average Debt Yield on Underwritten NOI:	10.9%
% of Mortgage Loans with Additional Debt:	9.7%
% of Mortgaged Properties with Single Tenants:	5.5%

Property Type: 32.4% Retail (13.7% Anchored, 10.7% Unanchored, 2.9% Single
                            Tenant Retail, 2.5% Shadow Anchored, 2.5% Power Center/Big Box)
                            15.9% Mixed Use (10.5% Multifamily/Retail, 2.6% Retail/Medical Office,
                            1.9% Retail/Office, 0.9% Self Storage/Office/Retail)
                            14.8% Hospitality (7.6% Limited Service, 7.2% Full Service)
                            14.1% Multifamily (7.4% Garden, 5.1% Senior Living, 1.7% Student Housing)
                            14.1% Office (10.6% General Suburban, 3.1% CBD, 0.4% Medical)
                            4.9% Industrial (3.5% Flex, 1.4% Warehouse)
                            3.8% Self Storage

Top 5 States:  17.2% CA, 16.7% NY, 9.8% FL, 8.1% GA, 6.7% TX

Anticipated Timing
Global Investor Call:          Wed, Sep 11th
Anticipated Pricing:           Week of Sep 16th
Anticipated Closing:          Mon, Sep 30th

Investor Call Details
Date:                         Wed, Sep 11th
Time:                         2:00 PM EDT
US Toll Free:             719-325-2426
Passcode:                 7066803

Termsheet
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Annex A
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The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

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